                             OPERATING AGREEMENT OF
                      METROPOLITAN ACQUISITION VII, L.L.C.


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                               TABLE OF CONTENTS

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ARTICLE I

         Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II

         Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.1        Formation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2        Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3        Place of Business and Office; Registered Agent  . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4        Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5        Qualification in Other Jurisdictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III

         Purpose and Powers of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.1        Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2        Powers of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3        Admission   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV

         Capital Contributions and Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.1        Capital Contributions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.2        Capital Contributions by Managing Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3        Capital Contributions by non-Managing Members   . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.4        Investment of Capital Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.5        Other Matters Relating to Capital Contributions   . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.6        Member's Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.7        Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE V

         Distributions and Allocation of Profits and Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1        Distributions -- General Principles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2        Amounts and Priority of Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3        Allocations of Net Profits and Net Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4        Special Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5        Tax Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6        Allocations and Elections In the Event of Transfers of Company Interests  . . . . . . . . . . . .  19
         5.7        Other Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VI

         Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.1        Management of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2        Powers of the Managing Member   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

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                           TABLE OF CONTENTS (cont'd)

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         6.3        Reimbursement of Expenses to An Affiliate of the Managing Member; Reimbursement of Expenses
                    to the Managing Member; Engagement of Affiliates of Members; Fees and Certain Other
                    Payments to Affiliates of the Managing Member   . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4        No Management by Other Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5        Reliance by Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.6        Limitations on Managing Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.7        Indemnification of the Managing Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8        Exculpation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.9        Other Activities of the Managing Member   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.10       The WIG Partnerships and the Buy/Sell Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII

         Rights and Obligations of Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1        Powers of Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2        Outside Activities of Members   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3        Reimbursement of Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4        Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.5        No Interference with Balcor Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII

         Transfer of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1        Transfer of Managing Member's Interest in the Company   . . . . . . . . . . . . . . . . . . . . .  30
         8.2        Admission of a Managing Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.3        Transfer of Membership Interests by Members other than the Managing Member  . . . . . . . . . . .  32
         8.4        Substitution of Member  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.5        Amendment of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.6        Limitation on Sale or Exchange of Company Interests   . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE IX

         Dissolution, Liquidation and
         Termination of the Membership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.1        Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.2        Liquidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE X

         Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.1       Adoption of Amendments; Limitations Thereon   . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.2       Amendment of Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
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                           TABLE OF CONTENTS (cont'd)

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ARTICLE XI

         Consents, Voting and Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.1       Method of Giving Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.2       Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XII

         Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XIII

         Records and Accounting; Reports; Fiscal Affairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.1       Records and Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.2       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.3       Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE XIV

         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         14.1       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         14.2       GOVERNING LAW; SEPARABILITY OF PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.3       JUDICIAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.4       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.5       Headings, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         14.6       Binding Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         14.7       No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         14.8       No Right to Partition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         14.9       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         14.10      Reasonable Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         14.11      Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XV

         Interpretation and Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE XVI

         Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE XVII

         IFG Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


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                 This Operating Agreement (this "Agreement") of Metropolitan
Acquisition VII, L.L.C. (the "Company"), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the "Act") is entered into and shall be effective as of February 29, 1996 by and between MAP VII Acquisition Corporation, a Delaware corporation having its principal office at One Insignia Financial Plaza, Greenville, South Carolina 29602 (the "Managing Member") and Insignia Financial Group, Inc., a Delaware Corporation having its principal office at One Insignia Financial Plaza, Greenville, South Carolina, 29102 ("IFG"), as the initial members of the Company. The Managing Member, IFG and the individuals or entities who are subsequently admitted to the Company formed hereby as members thereof are collectively referred to as the "Members" and each is separately referred to as a "Member".


                              W I T N E S S E T H:

                 WHEREAS, the parties hereto wish to enter into this Agreement to provide for their respective rights and obligations in connection with a limited liability company formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et. seq., as amended from time to time (the "Delaware Act"), by filing a Certificate of Formation of the Company (the "Certificate") with the offices of the Secretary of State of Delaware and entering into this Agreement;

                 NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:


                                   ARTICLE I

                                 Defined Terms

                 Defined terms used in this Agreement that are not defined elsewhere herein shall, unless the context otherwise requires, have the meanings specified in this Article I.

                 "Adjusted Capital Account" shall mean, with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows:

                      (i) Credit to such Capital Account the sum of (x) any amount which such Member is obligated or has agreed to contribute (but has not yet contributed) to the Company and (y) the amount which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treas.

         Reg. Section 1.704-2(g)(1) and the penultimate sentence of Treas. Reg. Section 1.704-2(i)(5); and

                 (ii) Debit to such Capital Account the items described in subclauses (4), (5) and (6) of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

                 "Advance Request" shall have the meaning set forth in Section 6.7.3.

                 "Affiliate" of, or a Person "Affiliated" with, a specified Member, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                 "Agreement" shall mean this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

                 "Balcor Contract" shall have the meaning set forth in Section 7.5.

                 "Balcor Partnerships" shall have the meaning set forth in
Section 3.1.2.

                 "Balcor Partnership Interests" shall have the meaning set forth in Section 3.1.2.

                 "Balcor Securities" shall have the meaning set forth in
Section 3.1.2.

                 "Bankruptcy" shall mean, with respect to a Person, (i) that such Person has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (ii) 90 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 60 days have elapsed since the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

                 "Capital Account" shall mean, with respect to any Member, the account maintained by the Company for such Member in accordance with Section
4.7 hereof.

                 "Capital Commitment" shall have the meaning set forth in
Section 4.3.

                 "Capital Contributions" of a Member shall mean the total amount of contributions such Member has made to the Company pursuant to Article IV, as of the date in question.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor federal income tax code.

                 "Commencement Date" shall have the meaning set forth in
Section 3.4.

                 "Company Minimum Gain" shall have the meaning set forth in Treas. Reg. Section 1.704-2(d), substituting the term "Company" for the term "partnership" as the context requires.

                 "Consent" shall mean the approval of a Person, given as provided in Section 11.1, to do the act or thing for which the approval is solicited, or the act of granting such approval, as the context may require.

                 "Death Interest" shall have the meaning set forth in Section 8.3.3.

                 "Depreciation Recapture" shall have the meaning set forth in
Section 5.7.

                 "Distributable Cash" shall have the meaning set forth in
Section 5.1(b).

                 "Fair Market Value" shall mean

                          (i) for securities which are listed on a national
securities exchange, the value at their last sales prices on the date of determination;

                          (ii) for securities which are not so listed, the
value at their last sales prices on the date of determination on the basis of quotations in the over-the-counter market;

                          (iii) for securities which are in the form of
unlisted put or call options, their value as determined by the Managing Member or the Liquidating Trustee, as the case may be.





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
                          (iv) for all other assets, the value of such assets,
as determined from time to time by the Managing Member or Liquidating Trustee, as the case may be.

                 "Fiscal Year" shall mean the calendar year or, in the case of the first and the last fiscal years, the fraction thereof commencing on the date on which the Company is formed under the Delaware Act or ending on the date on which the winding up of the Company is completed, as the case may be.

                 "Incapacity" shall mean, as to any Person, (i) the adjudication of incompetence or insanity of such Person, or the Bankruptcy of such Person, or (ii) the death, dissolution (except in any case in which a Member which is a partnership or limited liability company shall be reconstituted by its remaining partners or members, as applicable, following any liquidation or dissolution caused by the legal incapacity of one or more of its partners or members, as applicable) or termination (other than by merger or consolidation), as the case may be, of such Person.

                 "Indemnitee" shall have the meaning set forth in Section 6.7.

                 "Interest" shall mean all, or the part (as the context requires), of the interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

                 "Investment" shall have the meaning set forth in Section 3.1.2

                 "Liquidating Trustee" shall mean a Person selected by the Managing Member, or, if there is none, by the other Members, to act as a liquidating trustee as provided in Section 9.2.

                 "Litigation Advance" shall have the meaning set forth in
Section 6.7.3.

                 "Majority-in-Interest of the Members" shall mean Members holding more than 50% of the Percentage Interests in the Company.

                 "Managing Member" shall have the meaning set forth in Section 6.1.

                 "Net Profits" and "Net Losses" for any Fiscal Year or period shall mean, respectively, an amount equal to the Company's income or loss for such Fiscal Year or period, as computed for federal income tax purposes with the following adjustments:

                       (i) Any income of the Company which is exempt from federal income tax shall increase such taxable income or shall reduce such loss;

                      (ii) Any expenditures of the Company which are described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i), shall reduce such taxable income or shall increase such loss;

                     (iii) Any item which is specially allocated pursuant to Section 5.4 hereof shall not be taken into account in computing such income or loss;

                      (iv) For purposes of computing gain or loss (whether realized by reason of a sale or distribution) and depreciation and amortization, the basis of any property shall be equal to the amount shown on the Company's books; and

                       (v) Any deemed gain or deemed loss for book purposes resulting from the distribution of appreciated or depreciated property or the adjustment of the value of such property on the Company's books shall be taken into account in computing such income or loss.

                 "Nonrecourse Deductions" shall have the meaning set forth in Treas. Reg. Section 1.704-2(b).

                 "Noticed Partner" shall have the meaning set forth in Section 6.10.1.

                 "Member Nonrecourse Deduction" shall have the meaning set forth in Treas. Reg. Section 1.704-2(i), substituting the term "Member" for the term "partner" as the context requires.

                 "Member Nonrecourse Loan" shall mean a loan made to, or credit arrangement for the benefit of, the Company by a Member, substituting the term "Member" for the term "partner" as the context requires, or by a person related to a Member (as defined in Treas. Reg. Section 1.752-4(b)) which by its terms exculpates the Members from personal liability on the debt, but under which such Member or related person bears the ultimate economic risk of loss within the meaning of Treas. Reg. Section 1.752-2.

                 "Offering" shall have the meaning set forth in Section 3.3.

                 "Offering Memo" shall have the meaning set forth in Section
3.3.

                 "Percentage Interest" shall mean, with respect to each Member, the percentage obtained by multiplying 100% by a





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
fraction, the numerator of which is the total number of Units owned by such Member and the denominator of which is the total number of outstanding Units.

                 "Permitted Temporary Investments" shall have the meaning set forth in Section 3.1.2.

                 "Person" shall mean any individual, membership, corporation, unincorporated organization or association, limited liability company, trust or other entity.

                 "REIT" shall have the meaning set forth in Section 3.1.2.

                 "Subject Partnership Interests" shall have the meaning set forth in Section 4.5.6.

                 "Subject Partnerships" shall have the meaning set forth in
Section 4.5.6.

                 "Subscription Agreement" shall have the meaning set forth in
Section 3.3.

                 "Substitute Member" shall have the meaning set forth in
Section 8.4.2.

                 "Successor Managing Member" shall have the meaning set forth in Section 8.1.2(a).

                 "Tax Advances" shall have the meaning set forth in Section 5.1(d).

                 "Treas. Reg." and "Regulations" shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                 "Triggering Partner" shall have the meaning set forth in
Section 6.10.1.

                 "Unit" shall have the meaning set forth in Section 4.1.

                 "Walton" shall have the meaning set forth in Section 6.10.1.

                 "WIG Partnerships" shall have the meaning set forth in Section 4.5.6.

                 "Withdrawing Managing Member" shall have the meaning set forth in Section 8.1.2(a).





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
                                   ARTICLE II

                                  Organization

         2.1     Formation.

                 (a) The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

                 (b) Upon the execution of this Agreement, MAP VII Acquisition Corporation and IFG shall be members of the Company.

                 (c) The name and mailing address of each Member of the Company shall be listed on Schedule A attached hereto. The Managing Member shall be required to update Schedule A and Schedule B from time-to-time as necessary to accurately reflect the information therein. Any reference in this Agreement to Schedule A or Schedule B shall be deemed to be a reference to Schedule A or Schedule B as amended and in effect from time-to-time.

                 (d) The Members hereby authorize and approve the execution, delivery and filing with the office of the Secretary of State of Delaware, the Certificate and any and all amendments thereto and restatements thereof by the Managing Member as an authorized person within the meaning of the Delaware Act.

                 (e) Upon admission to the Company of any Member other than the Managing Member and IFG, IFG shall automatically be deemed to have withdrawn from the Company and shall no longer be bound by any provision of this Agreement, except for Article XVII.

         2.2 Name. The name of the limited liability company formed hereby and by the filing of the Certificate is Metropolitan Acquisition VII, L.L.C. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Managing Member.

         2.3 Place of Business and Office; Registered Agent. The principal office of the Company shall be c/o Insignia Financial Group, Inc., One Insignia Financial Plaza, Greenville, South Carolina 29602. The registered office of the Company in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, and its registered agent shall be The Corporation Trust Company. The Managing Member may from time to time (i) designate other places as the Company's principal or registered office,

(ii) designate other individuals or entities as the Company's registered agent, and (iii) establish additional offices of the Company, in each case in compliance with the laws of the State of Delaware and otherwise in its sole discretion. The Managing Member shall notify each of the other Members in writing of the taking by it of any such action.

         2.4 Term. The term of the Company shall commence at the time of filing of the Certificate in the Office of the Secretary of State of Delaware, and shall continue in full force and effect until March 31, 2016 unless the Company is sooner dissolved pursuant to the provisions hereof.

         2.5 Qualification in Other Jurisdictions. The Managing Member shall cause the Company to be qualified or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Managing Member, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Managing Member, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


                                  ARTICLE III

                       Purpose and Powers of the Company

         3.1     Purpose.  Purposes of the Company.

                 3.1.1 The purposes of the Company are to engage in any business in which a limited liability company may engage pursuant to the laws of the State of Delaware.

                 3.1.2 The Company may (i) make tender offers to purchase or otherwise acquire limited partnership interests (the "Balcor Partnership Interests"), notes, general partner interests and any other securities (collectively, the "Balcor Securities"), either directly or via special purpose subsidiaries of the Company, in certain limited partnerships of which The Balcor Company or any Affiliate thereof serves as the general partner (the "Balcor Partnerships") at such time, or from time to time, and for such purchase prices, and on such terms as the Managing Member may determine in its sole discretion (each such acquisition being referred to herein as an "Investment"); (ii) in the Managing Member's sole discretion, possibly to vote on matters with respect to which partners of the Balcor Partnerships may participate, including, without limitation, calling meetings, amending the limited partnership agreement, and removing or replacing the general partner of one or more of the Balcor Partnerships with any person or entity, including the Managing Member or an Affiliate thereof;
(iii) dispose of any or all of the Balcor Securities in a securitization transaction or transactions at any time or from time to time in the sole discretion of the Managing Member, including in exchange for cash or equity, debt (including convertible debt) or other securities (whether directly or indirectly, by merger, consolidation or otherwise) in a real estate investment trust (a "REIT") which may be a REIT sponsored, controlled or formed (directly or indirectly) by IFG or any Affiliate of IFG; and (iv) otherwise owning, holding, selling, or otherwise disposing of any or all of such Balcor Securities, at any time and from time to time, as may be determined by the Managing Member in its sole discretion, and (v) purchase or otherwise acquire real property and/or other assets from any Balcor Partnership in which the Company owns an interest, provided such acquisition is made in accordance with
Section 7.1.2 hereof. Additionally, the Company may purchase securities issued by governmental agencies backed by the full faith and credit of the United States government, certificates of deposit issued by a commercial bank located in the United States with assets in excess of $10,000,000,000, commercial paper rated A-1 or P-1, or interest bearing bank deposits in a commercial bank located in the United States with assets in excess of $10,000,000,000 ("Permitted Temporary Investments").

         3.2     Powers of the Company.

                 (a) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3.1, including, but not limited to the power:

                          (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                          (ii)       to acquire by purchase, lease,
                 contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                          (iii)   to enter into, perform and carry out
                 contracts of any kind, including, without limitation, contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

                          (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                          (v) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

                          (vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                          (vii) to appoint employees and agents of the Company, and define their duties and fix their compensation;

                          (viii) to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

                          (ix)       to cease its activities and cancel its
                 Certificate;

                          (x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company.

                          (xi) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                          (xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                          (xiii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

                 (b) Subject to the other provisions of this Agreement, the Company, and the Managing Member, on behalf of the Company, may enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member. The Managing Member may authorize any Person (including, without limitation, any other Member) to enter into and perform any document on behalf of the Company.

                 (c) The Company may merge with, or consolidate into, a REIT, another Delaware limited liability company or any other business entity (as defined in Section 18-209(a) of the Delaware Act) without any approval of the Members.

         3.3     Admission.

                 (a) Subject to Section 3.4(c) and 3.4(d) below, the Managing Member is hereby authorized to admit one or more Persons who purchase the Units offered in the offering (the "Offering") pursuant to the Private Placement Memorandum dated March 4, 1996 (the "Offering Memo") as Members of the Company at any time (each, a "Commencement Date") after the date hereof to and until April 30, 1996 (with each Commencement Date being chosen by the Managing Member in its sole discretion); provided, however, that (i) each additional Member must purchase at least one Unit, and cannot purchase more than 5 Units, and
         (ii) no more than 40 Units may be purchased pursuant to the Offering Memo (in the sole discretion of the Managing Member subscriptions for fractional Units may be accepted from subscribers who purchase at least one Unit). Notwithstanding the immediately preceding sentence, the Managing Member may, in its sole discretion, (i) waive the five Unit maximum purchase limit with respect to any investor and (ii) increase the number of Units that may be purchased pursuant to the Offering Memo from 40 Units to 50 Units.

                 (b) After the Offering, the Managing Member may, for any permitted purpose including funding the Company's acquisition of additional Balcor Securities, in its sole discretion (i) cause the Company to issue and sell a number of additional Units (including fractions of Units) equal to up to one-third of the Units purchased pursuant to the Offering Memo without the consent of the other Members and (ii) cause the Company to issue and sell a number of additional Units exceeding one-third of the Units purchased pursuant to the Offering Memo with the consent of a Majority-In-Interest of the Members. The terms of the issuance and sale of additional Units shall be determined by the Managing Member in its sole discretion; provided, however that the price per additional Unit shall equal the net asset value of the Company, as determined by the Managing Member in its sole discretion (taking into account a variety of factors including, but not limited to, the estimated liquidation value of the assets underlying the Balcor Securities owned by the Company, the anticipated holding period of the assets underlying the Balcor Securities, whether the Company controls the Balcor Partnerships and the Company's ownership percentage of the Balcor Partnerships), divided by the number of Units (after giving effect to the sale of the Additional Units (as defined below)). Prior to consummating any sale of Additional Units, the Managing Member shall give the Members notice of the impending sale. Each Member will have a period of three days after delivery of such notice to subscribe irrevocably to purchase up to its pro rata share, based upon the number of Units then held by such Member, of the additional Units covered by such notice (the "Additional Units"); provided, however, that a Member may subscribe for Additional Units in excess of its pro rata share to the extent that other Members decline to subscribe for all of their pro rata share of the Additional Units. If necessary, such excess Additional Units shall be allocated among the oversubscribing Members pro rata based upon the respective numbers of Additional Units for which they oversubscribed. If the Members do not subscribe for all of the Additional Units, the Managing Member shall have a period of 90 days in which to obtain subscriptions for the remaining Additional Units to any person or persons (including existing Members). Any Additional Units not purchased within such 90-day period shall again be subject to the pre-emption rights of the Members. The Managing Member may, in its sole discretion, elect to make more than one offering of Additional Units.

                 (c) Prior to the admission of any additional Member to the Company pursuant to Section 3.4(a) above, the Managing Member must receive from such additional Member (i) an executed copy of a subscription agreement relating, among other things, to the subscription by such additional Member to its Interest in the Company, which subscription agreement shall be satisfactory in form and substance to the Managing Member in its sole discretion (each, a "Subscription Agreement"), (ii) such other documents, instruments, and agreements as may be required by this Agreement or by the

         Managing Member in its sole discretion and (iii) full payment of such additional Member's Capital Commitment.

                 (d)      Notwithstanding anything to the contrary in this
         Section 3.3, the Managing Member will not admit any additional Members to the Company unless and until a minimum of at least 10 Units have been subscribed for (including the subscriptions of the Managing Member) by March 31, 1996.


                                   ARTICLE IV

                   Capital Contributions and Capital Accounts


         4.1 Capital Contributions. "Capital Contributions" shall mean, for each Member, the aggregate amount of such Member's cash contributions to the Company pursuant to Sections 4.2 and 4.3 of this Agreement through the date of determination, and in the case of the Managing Member, shall also include the Managing Member's non-cash contribution to the Company pursuant to Section
4.5.6 hereof. The total capital of the Company shall consist of the Capital Contributions made to the Company by the Managing Member pursuant to or as described in Section 4.2, plus the Capital Contributions made to the Company by the other Members pursuant to or as described in Section 4.3. The capital of the Company shall be divided into units of Membership Interests (each, a "Unit"), and each Member shall hold that number of Units equal to his aggregate Capital Contributions divided by $1 million.

         4.2 Capital Contributions by Managing Member. The Managing Member has contributed $1.01 to the capital of the Company, and shall make additional Capital Contributions in the amount and form set forth and described in the Offering Memo payable on the same terms and conditions as for the Capital Contributions of the non-managing Members.

         4.3 Capital Contributions by non-Managing Members. IFG has contributed $100 to the capital of the Company. Each additional Member shall agree in its Subscription Agreement to make Capital Contributions in the amount set forth in such Subscription Agreement (aggregating not less than $1 million, or one Unit), as accepted by the Managing Member, acting on behalf of the Company (the "Capital Commitment"). A Member's Capital Contribution is to be made at the time the Managing Member accepts such Member's Subscription Agreement. A complete list of Members and the amount of their Capital Contributions shall be set forth on Exhibit B hereto, as amended from time to time.

         4.4 Investment of Capital Contributions. Pending use by the Company for Investments, Capital Contributions may be invested in Permitted Temporary Investments.

         4.5     Other Matters Relating to Capital Contributions.

                 4.5.1 Subject to Section 7.1.2(a), any funds provided to the Company by any Member (other than the Capital Contributions contemplated by Sections 4.2 and 4.3) shall be treated as a loan made to the Company by such Member at the time of such provision and not as a Capital Contribution to the Company. Subject to Section 7.1.2(a), a Member's loans to the Company shall bear interest at such rate per annum, and shall have such other terms and conditions, as the Managing Member may determine in its sole discretion; provided, however, that any loan made to the Company by the Managing Member or IFG shall bear interest at a rate per annum equal to the Managing Member's cost of funds or IFG's cost of funds, respectively.

                 4.5.2 The Managing Member may cause the Company to repay any loan made to the Company pursuant to this Section 4.5 in accordance with the terms of such loan as a preference to distributions of the Company to the Members.

                 4.5.3 Except as otherwise provided in this Agreement, the Company shall not pay any interest on any Capital Contributions made by any Member to the Company.

                 4.5.4 Except as otherwise provided in this Agreement, a Member shall not be entitled to withdraw, or to a return of, any part of the Capital Contributions that it has made to the Company or to receive property or assets other than cash in return thereof, and the Managing Member shall not be liable to any Member for a return of the Capital Contributions that such Member has made to the Company.

                 4.5.5 Except as otherwise provided in this Agreement, a Member shall not be entitled to priority over any other Member with respect to
(i) a return to such Member of the Capital Contributions that it has made to the Company, (ii) allocations of Company items of income, gain, loss, deduction, or credit, or (iii) Company distributions.

                 4.5.6 All Capital Contributions to the Company shall be made in cash provided, however, that the Managing Member shall satisfy approximately $1,700,000 of the subscription price for its purchase of Units in the Company by causing FMG Acquisition I, L.L.C. to contribute its 25% interests in nine partnerships (the "WIG Partnerships") that have previously acquired interests (the "Subject Partnership Interests") in nine of the Balcor Partnerships (the "Subject Partnerships"). The effects of such contribution to the Company are more fully discussed in Section 6.10 hereof.

         4.6 Member's Interest. A Member's Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

         4.7     Capital Accounts.

                          (a) There shall be established for each Member on the books of the Company a Capital Account initially reflecting an amount equal to such Member's Capital Contribution. The Capital Accounts shall be adjusted from time to time to reflect the Members' additional Capital Contributions, if any, allocable shares of Net Profits or Net Losses, special allocations pursuant to Section 5.4, distributions pursuant to Sections 5.1, and 8.2(c), and as otherwise required by the Code and Regulations, including but not limited to, the rules of Treas. Reg. Section 1.704-1(b)(2)(iv).

                          (b) A Member's Capital Account shall not be decreased by the payment of any fee to, or the reimbursement of any expense incurred by such Member, nor shall a Member's Capital Account be increased by the failure to pay any fee to, or the failure to reimburse any expense incurred by, such Member.

                          (c) The Company shall establish and maintain an Adjusted Capital Account for each Member in its workpapers (and not on its books).


                                   ARTICLE V

                 Distributions and Allocation of Profits and Losses

         5.1     Distributions -- General Principles.

                          (a) Distributions made by the Company shall be made in accordance with this Article V.

                          (b) The Managing Member shall have discretion as to the making and timing of distributions out of Distributable Cash. For purposes of this Section 5.1, "Distributable Cash" shall mean the gross cash proceeds of the Company regardless of source (excluding Capital Contributions by the Members and loans obtained by the Company) less the portion thereof that the Managing Member reasonably determines necessary to cover the Company's anticipated expenses and losses or to facilitate the Company's potential acquisition of additional Balcor Securities or reserves to satisfy any required withholding pursuant to Section 5.1(d). Notwithstanding the first sentence of this Section 5.1(b), the Managing Member will distribute 50% of the Distributable Cash no less frequently than annually in order to assist Members in the payment of taxes on their allocable portions of the Company's taxable income.

                          (c) The Managing Member may elect to distribute securities, assets or other property in kind. Each distribution in kind of securities, assets or other property shall be made in accordance with Section 5.2 based upon the Fair Market Value of such property.

                          (d) To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) ("Tax Advances"), the Managing Member may withhold such amounts and make such tax payments as so required. All Tax Advances (other than Tax Advances withheld from distributions) made on behalf of a Member, together with interest thereon at the "applicable federal rate," shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the liquidation proceeds otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement, such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to Tax Advances required on behalf of or with respect to such Member.

                          (e) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member's Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

         5.2 Amounts and Priority of Distributions. Distributions shall be made to the Members in proportion to their Percentage Interests.

         5.3     Allocations of Net Profits and Net Losses.

                          (a) Net Losses shall be allocated to the Members as follows:

                          (i) First, to the Members in accordance with their Percentage Interests; provided, however, that Net Losses shall not be allocated to a Member to the extent such allocation would cause the balance of such Member's Adjusted Capital Account to become negative. Such Net Losses shall be allocated to the Members who have positive balances in their Adjusted Capital

                 Accounts until the Adjusted Capital Accounts of each of the Members has a balance of zero.

                          (ii)    Thereafter, to the Managing Member.

                 (b)      Net Profits shall be allocated as follows:

                          (i) First, to those Members, if any, having negative balances in their respective Adjusted Capital Accounts, an amount equal, and in proportion to such negative balances;

                          (ii) Second, to the Members in such manner as may be necessary so that each Member's respective Adjusted Capital Account balance as a percentage of the total Adjusted Capital Account balances corresponds with such Member's Percentage Interest; and

                          (iii) Thereafter, to the Members in accordance with
                 their Percentage Interests.

         5.4     Special Allocations.

                          (a) Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement and in the following order of priority:

                                  (i) If there is a net decrease in Company
                          Minimum Gain during any Fiscal Year or period so that an allocation is required by Treas. Reg. Section 1.704-2(f), items of income and gain shall be allocated to the Members in the manner and to the extent required by such Regulation. This provision is intended to be a minimum gain chargeback within the meaning of Treas. Reg. Section 1.704-2(f)(1) and shall be interpreted and applied consistent therewith.

                                  (ii)  If there is a net decrease in the
                          minimum gain attributable to a Member Nonrecourse Loan during any Fiscal Year or period so that an allocation is required by Treas. Reg. Section 1.704-2(i)(4) (minimum gain chargeback attributable to a member nonrecourse debt), items of income and gain shall be allocated in the manner and to the extent required by such Regulation.

                          (b)     If, at the close of any Fiscal Year,
         allocations of Net Profits or Net Losses pursuant to Section 5.3 or distributions made or to be made pursuant to Section 5.2 or Section 9.2(c) would not prevent or would cause any Member to have a negative Adjusted Capital Account balance, then gross income of the Company for such year and each subsequent year (if necessary) shall be allocated to such Member to the extent required to eliminate, as quickly as possible, such negative Adjusted Capital Account balance. This Section 5.4(b) is intended to comply with the qualified income offset requirement of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

                          (c) Nonrecourse Deductions, if any, for any Fiscal Year or period shall be allocated to the Members in proportion to their Percentage Interests.

                          (d) Any Member Nonrecourse Deduction shall be allocated to the Member who bears the economic risk of loss with respect to the loan giving rise to such deduction within the meaning of Treas. Reg. Section 1.752-2.

         5.5     Tax Allocations.

                          (a) For federal, state and local income tax purposes, all items of taxable income, gain, loss, and deduction for each Fiscal Year or period shall be allocated among the Members in accordance with the manner in which the corresponding items were allocated under Sections 5.3 and 5.4, except as provided in Sections 5.5(b) and (c) hereof.

                          (b) If property is contributed to the Company by a Member and there is a difference between the basis of such property to the Company for federal income tax purposes and the Fair Market Value at the time of its contribution, then items of income, gain, deduction and loss with respect to such property and other property, as computed for federal income tax purposes (but not for book purposes), shall be allocated (in any permitted manner determined by the Managing Member) among the Members so as to take account of such book/tax difference as required by Code Section 704(c).

                          (c) If property (other than property described in Section 5.5(b) hereof) of the Company is reflected in the Capital Accounts of the Members and on the books of the Company at a book value that differs from the adjusted basis of such property for federal income tax purposes by reason of a revaluation of such property, then items of income, gain, deduction and loss with respect to such property and other property, as computed for federal income tax purposes (but not for book purposes), shall be allocated (in any permitted manner determined by the Managing Member) among the Members in a manner that takes account of the difference between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as differences between adjusted basis and Fair Market Value are taken into account in determining the Members' shares of tax items under Code Section 704(c).

         5.6 Allocations and Elections In the Event of Transfers of Company Interests. During a year in which a sale or other transfer of an Interest in the Company shall occur, the following allocations and elections shall be made:

                 5.6.1 (a) If there is a transfer of all or a part of a Member's Interest in accordance with this Agreement, the allocation of Net Profits, Net Losses, gross income and deductions pursuant to this
         Article V attributable to that Interest shall be divided between the transferor and transferee by taking into account their varying interests during the Fiscal Year and by utilizing any conventions permitted by law and selected by the Managing Member. Except as provided in Section 5.6.1(b), solely for purposes of making such allocations, the Company shall not recognize any transfer until the first day of the calendar quarter following the calendar quarter in which such transfer occurred.

                          (b) Notwithstanding the foregoing, if during the calendar quarter in which there is a transfer of an Interest, the Company shall derive substantial income from activities outside of the ordinary course of business (as determined by the Managing Member), the allocations of Net Profits, Net Losses, gross income and deductions attributable to that Interest shall be divided between the transferor and transferee by taking into account the date on which such Transfer actually occurred.

                 5.6.2 The foregoing provisions are intended to comply with Treas. Reg. section 1.704-1(b), and shall be interpreted and applied as provided in such Treasury Regulations. If the Managing Member shall reasonably determine that the manner in which the Capital Accounts or Adjusted Capital Accounts, or nay increases or decreased thereto, are computed, or the manner in which any allocations are made under Article V, should be adjusted in order to comply with Section 704(b) and Section 704(c) of the Code and Regulations thereunder, the Managing Member shall make such modifications, provided that the Managing member shall not, pursuant to this Section 5.6.2, modify the manner of making distributions pursuant to this Agreement. Without limiting the generality of the foregoing, the Managing Member shall apply the provisions of this Article V in a manner that does not result in the duplication of the allocation of items of income, gain, deduction or loss. All elections, decisions and other matters concerning the allocations hereunder among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, including, but not limited to, the election pursuant to section 754 of the Code (or corresponding provisions of subsequent law) to adjust the basis of the Company's assets as provided by sections 734 and 743 of the Code, shall be determined by the Managing Member.

         5.7 Other Considerations. Without altering the overall amount of Net Profits or gross income allocable to any Member, Net Profits or gross income taxable as ordinary income under Sections 1245 and 1250 of the Code, or similar provisions of the Code (the "Depreciation Recapture"), shall, to the extent possible, be allocated to those Members to whom allowances for depreciation or amortization giving rise to Depreciation Recapture were allocated.


                                   ARTICLE VI

                                   Management

         6.1     Management of the Company.

                          (a) MAP VII Acquisition Corporation shall be the managing member of the Company (the "Managing Member") and, in such capacity, shall manage the Company in accordance with this Agreement. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

                          (b)     The Managing Member shall have full,
         exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Managing Member shall be the sole Person with the power to bind the Company, except and to the extent that such power is expressly delegated to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the managing member of the Company. The other Members do not have the right, power or authority to remove the Managing Member from its position as the managing member of the Company.

                          (c) The Managing Member may appoint individuals with such titles as it may elect, including the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such Person.

         6.2 Powers of the Managing Member. The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. Without limiting the generality of the foregoing, the Managing Member shall have the power and authority to:

                             (i)  purchase, sell, or otherwise acquire or
                 dispose of any asset when the Managing Member in its sole discretion deems such purchase, sale, acquisition, or disposition to be advisable;

                            (ii) borrow money from any Person (including any Member) for any Company purpose, or guarantee loans made to any Person, and to secure such borrowings or guaranties with Company assets;

                           (iii) perform, or arrange for the performance of, the management and administrative services necessary for the operations of the Company;

                            (iv) prepare or cause to be prepared in conformity with good business practice (A) all reports that are to be furnished to the Members or that are required by or to be furnished to taxing bodies or other governmental agencies, and
                 (B) the financial statements and reports referred to in
                 Section 13.2;

                             (v) incur all expenditures permitted by this Agreement and, to the extent that funds of the Company are available, pay all expenses, debts and obligations of the Company;

                            (vi) employ and dismiss from employment any and all employees, consultants, agents, attorneys, accountants and professional advisors;

                           (vii) enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments as the Managing Member shall determine to be appropriate in furtherance of the purposes of the Company;

                          (viii) pay, collect, compromise, arbitrate, resort to legal action for or otherwise adjust claims or demands of or against the Company;

                            (ix) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the purposes of the Company (as set forth in Section 3.1), to the extent the same may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

                             (x) cause Interests in the Company to be sold, and admit individuals or entities to the Company as Members or Substitute Members in accordance with the terms and conditions of this Agreement; and

                            (xi) execute on behalf of the Members, pursuant to the powers of attorney delivered to the Managing Member pursuant to Article XII, such amendments to this Agreement as are permitted by and approved by the Members in accordance with the provisions of Section 10.1, and such amendments to the Certificate as the Managing Member deems necessary or advisable to effect the purposes of the Company or the admission of a new Member or a Substitute Member or to comply with any applicable income tax or other laws and regulations;

         6.3 Reimbursement of Expenses to An Affiliate of the Managing Member; Reimbursement of Expenses to the Managing Member; Engagement of Affiliates of Members; Fees and Certain Other Payments to Affiliates of the Managing Member.

                 6.3.1 Reimbursement of IFG for Third Party Expenses. The Company shall reimburse IFG, an Affiliate of the Managing Member, for all out-of-pocket expenses paid to third parties by IFG in connection with (i) the formation and organization of the Company, (ii) the offer and sale of Interests in the Company to the Members, and (iii) other business or affairs of the Company, in each case at such times as the Managing Member may determine in its sole discretion.

                 6.3.2 Reimbursement of the Managing Member and its Affiliates; IFG's Provision of Corporate Services. The Company shall reimburse the Managing Member and its Affiliates for all out-of-pocket expenses (including, without limitation, allocable portions of rent, salaries, and other overhead items, and legal, accounting, and other expenses) incurred by the Managing Member and its Affiliates in connection with the business or affairs of the Company (other than expenses reimbursed pursuant to Section 6.3.1 and expenses incurred by the Managing Member and its Affiliates in connection with the formation and organization of the Company which were not paid to third parties. Additionally, the Managing Member and its Affiliates may cause the Company to enter into an agreement with IFG pursuant to which IFG, for the period beginning after the Offering, would provide the Company with financial, legal and other corporate services at IFG's cost (including an allocation of rent, salaries and other overhead items that the Managing Member and IFG determine in their sole discretion to be reasonable).

                 6.3.3 Engagement of IFG as the Company's Investment Advisory Firm. Upon the first closing of any of the Company's tender offers for Balcor Securities (if ever), the Company shall pay IFG a one-time investment advisory fee in the amount of $500,000.

                 6.3.4     INTENTIONALLY OMITTED

                 6.3.5 Engagement of Affiliates of Members. Except to the extent restricted by Section 7.1.2(a), the Company, in the sole discretion of the Managing Member, may retain, and may cause each other entity controlled by the Company to retain, Affiliates of any Member for any purpose at rates comparable to the rates charged by comparable individuals or entities that are not Affiliated with such Member for comparable services.

                 6.3.6 Potential Engagement of IFG as the Company's Property and Asset Manager. If the Company (or an entity controlled by the Company) purchases or otherwise acquires real property and/or other assets from any of the Balcor Partnerships in which the Company (or an entity controlled by the Company) owns an interest (pursuant to Sections 3.1.2 and 7.1.2), the Company shall be able to retain (or where applicable, cause its controlled entity to retain) IFG or an Affiliate of IFG, as the exclusive provider of property and asset management services to the Company (and such other entities, as the case may be) in connection with all real property and other assets acquired from the Balcor Partnerships, in each case on substantially the same terms as such services are currently being provided and in no event for property management fee rates greater than those fee rates presently being paid.

         6.4 No Management by Other Members. Except as otherwise expressly provided herein, no Member other than the Managing Member shall take part in the day-to-day management, or the operation or control of the business and affairs of the Company. Except and only to the extent expressly delegated by the Managing Member, no Member or other Person other than the Managing Member shall have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

         6.5 Reliance by Third Parties. Third parties dealing with the Company may rely conclusively upon any certificate of the Managing Member to the effect that it (or its designee) is acting on behalf of the Company. The signature of the Managing Member shall be sufficient to bind the Company in every manner to any agreement or on any document.

         6.6 Limitations on Managing Member. Notwithstanding the provisions of Section 6.2, the Managing Member shall not do any of the following:

                             (i)  take any action which would make it
                 impossible to carry on the ordinary operations of the

                 Company, except as otherwise provided in this Agreement;

                            (ii)  admit a Person as a Member, except as
                 otherwise provided in this Agreement;

                           (iii) amend this Agreement, except as otherwise provided in Article X; or

                            (iv)  take any of the actions set forth in Section
                 7.1 hereof without the prior written consent of Members holding over 50% of the Percentage Interests of the Company.

         6.7 Indemnification of the Managing Member. The Company shall indemnify and hold harmless the Managing Member, its stockholders, each of their respective Affiliates, including IFG and its Affiliates, and each of the directors, officers, stockholders, partners, employees, counsel, agents, and control persons, if any, of each of the foregoing (each, an "Indemnitee"), from and against any and all losses, liabilities, or damages incurred or suffered, and any and all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement incurred or suffered, by any Indemnitee as a result of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, related in whole or in part to the activities of the Company (including, without limitation, the activities of such Indemnitee as a director, officer, stockholder, partner, employee, counsel, agent, or control persons of any other entity, as follows:

                 6.7.1 An Indemnitee shall be indemnified hereunder for any loss, liability, damage, expense, judgment, fine, or amount paid in settlement incurred or suffered by it as a result of any action, suit, or proceeding arising in whole or in part out of any action that such Indemnitee took or omitted to take related to the activities of the Company, unless (i) such Indemnitee is determined in a final decision of a court of competent jurisdiction, which decision is not subject to review or appeal, to have taken or omitted to take such action in bad faith or in a manner that such Indemnitee did not reasonably believe to be in or not opposed to the best interests of the Company, or (ii) if the Indemnitee is the Managing Member, such action or omission is determined in a final decision of a court of competent jurisdiction, which decision is not subject to review or appeal, to constitute fraud, willful misconduct, or gross negligence by the Managing Member in the performance of its duties as the managing member of the Company, including, without limitation, the management of the Company's business, the purchase, sale and management of its assets, any extraordinary transaction by the Company, such as a merger or sale of assets, and the offering and sale of Units.

                 6.7.2 The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not satisfy the conditions to its indemnification hereunder set forth in the preceding Section 6.7.1.

                 6.7.3 The Managing Member (except as otherwise provided in this Section 6.7.3, acting in its sole discretion) may cause the Company to make advances (each, a "Litigation Advance") from time to time to any Indemnitee (including, without limitation, the Managing Member) who incurs, or who expects to incur, attorneys' fees or other expenses in connection with any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) related in whole or in part to the activities of the Company, upon the written request made by such Indemnitee from time to time to the Company (each, an "Advance Request"); provided, however, that (i) no Litigation Advance shall be in an amount greater than the amount that, as set forth by such Indemnitee in the relevant Advance Request, is then required to enable such Indemnitee to pay, or to reimburse such Indemnitee for payment of, such attorneys' fees and other expenses, and (ii) as a condition precedent to the making by the Company of any Litigation Advance to an Indemnitee, such Indemnitee must agree in writing with the Company to repay promptly such Litigation Advance to the Company in the event that such Indemnitee is subsequently determined not to be entitled to indemnification under this Agreement (which written agreement must be satisfactory in form and substance to the Managing Member, acting in its sole discretion).

                 6.7.4 Indemnification and Litigation Advances shall be made from the assets of the Company, and no Member shall be personally liable to any Indemnitee.

                 6.7.5 The Managing Member shall not be liable to the Company or to any Member in damages or otherwise (i) if taxing authorities disallow or adjust any allocations of profit or loss or any deductions or credits in the Company's tax returns, (ii) for the repayment of Capital Contributions made to the Company by any Member, or (iii) for the taking of any action by the Managing Member, or the failure of the Managing Member to take any action, the effect of which may be to cause or result in loss, damage, or liability to the Company, unless the Managing Member is determined in a final decision of a court of competent jurisdiction, which decision is not subject to review or appeal, to have taken or omitted to take such action in bad faith or in a manner which the Managing Member did not reasonably believe to be in or not opposed to the best interests of the Company, or unless such action or omission is determined in a final decision of a court of competent jurisdiction, which decision is not subject to review or appeal, to constitute fraud, willful misconduct, or grossly negligent conduct by the Managing Member in the performance of its duties as the managing member of the Company.

                 6.7.6 This Section 6.7 shall inure to the benefit of the Indemnitees and their respective heirs, executors, administrators, successors, and assigns, if any, and shall not be deemed exclusive of any other rights to which such individuals or entities may be entitled under any agreement, vote of the Members, or law.

         6.8 Exculpation. Neither the Managing Member, nor its stockholders, each of their respective Affiliates (including IFG and its Affiliates), nor each of the directors, officers, stockholders, partners, employees, counsel, agents and control persons, if any, of each of the foregoing, shall be liable to any Member or the Company for honest mistakes of judgment, or for action or inaction, taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company, or for losses due to such mistakes, action or inaction, or to the gross negligence, dishonesty, or bad faith of any employee, broker, or other agent of the Company, provided that such employee, broker, or agent was selected, engaged, or retained and monitored with reasonable care. The Managing Member and such persons may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 6.8 shall not be construed so as to relieve (or attempt to relieve) any person of any liability by reason of gross negligence, fraud or willful misconduct or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 6.8 to the fullest extent permitted by law.

         6.9 Other Activities of the Managing Member and its Affiliates. The Managing Member and its Affiliates have engaged in, possessed interests in, and have provided services to, and currently and in the future may engage in, possess interests in, or provide services to other business ventures of every kind and description, including, without limitation, ventures directly competitive with or affiliated with the Company or any Member, for its own account. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such business ventures or services or to the income or profits derived therefrom. If IFG determines, in its sole discretion, at any time to make a tender offer to purchase or otherwise acquire Balcor Securities and IFG believes, in its sole discretion, that the Company does not have the financial ability to make such offer or acquisition and cannot obtain financing on an expeditious basis, then none of IFG, the Managing Member, the directors or officers of the Managing Member, or any of their respective Affiliates will have any requirement or duty to provide such opportunity to the Company; provided, however, that with respect to any general partner interests in the Balcor Partnerships, IFG (or any of its Affiliates) will be entitled, but not required, to purchase such general partner interests without having any requirement or duty to provide such opportunity to the Company.

         6.10    The WIG Partnerships and the Buy/Sell Rights.

                 6.10.1 Ownership of the WIG Interests will subject the Company to the terms and conditions set forth in the Agreement of Partnership of each WIG Partnership, all of which are in substantially identical form.
Such terms and conditions include a right of first refusal for either partner to cause the WIG Partnerships (or new entities formed on substantially similar terms except that each partner would have a 50% interest with joint control as co-managing partners) to make any tender offer for Balcor Partnership Interests of the Subject Partnership Interests that the other partner desires to make. Therefore, if the Company desires to make a tender offer for such Balcor Partnership Interests, it must give the other partner in the WIG Partnerships, Walton Street Acquisition Company L.L.C. ("Walton"), the right to cause the WIG Partnerships to make such tender offer. The partners of the WIG Partnerships are also restricted from participating, without the consent of the other partner, in any proxy solicitation or any election contest with respect to the general partner interest in the Subject Partnerships.

                 Furthermore, the Agreement of Partnership of each WIG Partnership permits either partner (the "Triggering Partner") to require the other partner (the "Noticed Partner") to elect either to purchase all of the Triggering Partner's interests in any or all of the WIG Partnerships, or to sell all of the Noticed Partner's interests in any or all of the WIG Partnerships to the Triggering Partner, at a price that is fixed by the Triggering Partner in its notice to the Noticed Partner (the "Buy/Sell Right"). Such right may be exercised between January 15 and January 30 of each year, beginning January 15, 1997, or within 30 days following a filing with the Securities and Exchange Commission by or in respect of the Subject Partnerships of a proposed solicitation or offering of securities in respect of a merger, sale of all or substantially all the assets, combination, or dissolution involving the Subject Partnerships.

                 6.10.2 If the Managing Member determines, in its sole discretion, that it would be advisable to purchase the interests of Walton in one or more WIG Partnerships pursuant to the Buy/Sell Right, either as a Triggering Partner or as a Noticed Partner in response to one or more offers by Walton as the Triggering Partner, then the Managing Member will have the discretion to cause such purchases to be made other than by the Company. However, the Managing Member will, in such case, give the Members the right, exercisable within five days following delivery of notice by the Managing Member, to participate in such purchases, pro rata based on the respective amounts of the Members interests in the Company. If, following the expiration of such five-day period, the Managing Member has not received funds from the Members in an amount equal to the price required to purchase Walton's interests in such WIG Partnerships, then the Managing Member may offer the right to purchase the balance of such interests to any other person or entity, including affiliates of the Managing Member, on such terms and conditions as the Managing Member may determine, in its sole discretion. The Managing Member may, in its sole discretion, cause such purchase to be made by a partnership or other entity in which Members and other persons who elected to participate in such purchases will hold equity interests.


                                  ARTICLE VII

                       Rights and Obligations of Members

         7.1     Powers of Members.

                 7.1.1 Limitations. Except as otherwise specifically provided in or contemplated by this Agreement or required by the Delaware Act, no Member other than the Managing Member shall have the power to act for or on behalf of, or to bind, the Company. Notwithstanding the foregoing sentence, all Members shall constitute one class or group of members of the Company for all purposes of the Delaware Act.

                 7.1.2 Consent Rights. The Managing Member shall not cause the Company to take, and shall not take on behalf of the Company, any of the following actions without obtaining the prior written consent of a Majority-In-Interest of the Members:

                   (a) the payment by the Company of any salary or other fees or compensation to the Managing Member, IFG, or any of their respective Affiliates, except (A) as contemplated by Sections 6.3.1, 6.3.2, 6.3.3, 6.3.4,
                          6.4.5, and 14.11, and Articles V and IX, and (B) to pay at any time and from time to time the principal of and interest upon any loan made to the Company by the Managing Member, IFG, or any of their respective Affiliates in connection with any Company Acquisition in each case in accordance with the terms of such loan; or

                          (b) purchase or otherwise acquire any real property and/or other assets from any Balcor Partnership in which the Company owns an interest.

                 Without limiting the foregoing, the Managing Member is expressly authorized and permitted to transfer any Balcor Securities acquired by the Company to any REIT, which may include any REIT including a REIT sponsored, formed, or controlled by IFG (or any of its Affiliates), in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT, without consent of the Members being required. Additionally, the Managing Member is expressly authorized and permitted to transfer all (and not less than all) of its Interests in the Company to any such REIT in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT, without any consent of the other Members being required. Upon any such transfer of the Managing Member's Interest, all the other Members shall be required to transfer all their Interests in the Company to such REIT in exchange for cash or for equity, debt (including convertible debt) or other securities in such REIT.

                 7.1.3 Special Meetings. A special meeting of the Members may be called by the Managing Member on its own motion or at the written request executed and delivered to the Managing Member by Members holding at least 80% of the Percentage Interests in the Company, at which meeting the Members may exercise in person or by proxy only those powers expressly granted to Members pursuant to this Agreement.

         7.2 Outside Activities of Members. Each Member may engage in or possess interests in other business ventures of every kind and description for its own account. Neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such business ventures or to the income or profits derived therefrom.

         7.3 Reimbursement of Fees and Expenses. The Company shall bear all of the out-of-pocket expenses, including attorneys' fees and accountants' fees, incurred in connection with the organization of the Company and the operation and maintenance of the Company and its assets and business.

         7.4 Liability. No Member shall be obligated to (a) provide any funds to the Company in excess of the amount of its agreed Capital Contribution to the Company, or (b) make advances or loans to the Company. Except as otherwise expressly required by law, no Member, including the Managing Member, in its capacity as Member or Managing Member, shall have any liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise.

         7.5 No Interference with Balcor Contracts. Each Member hereby agrees that it will not, directly or indirectly, (a) terminate, seek to terminate, cause the termination of, reduce the compensation then payable under, or otherwise interfere in any way with any contract between IFG (or an Affiliate of IFG) and any of the Balcor Partnerships regarding the provision of management services for the properties held by such Balcor Partnership (the "Balcor Contracts"); or (b) instigate, encourage or assist any other limited partner of a Balcor Partnership or any other third party to do any of the foregoing.


                                  ARTICLE VIII

                             Transfer of Interests

         8.1     Transfer of Managing Member's Interest in the Company.

                 8.1.1    (a)     The Managing Member may (not assign its
Interest in the Company, in whole or in part (and no proposed assignee of all or a portion of the Managing Member's Interest in the Company shall be admitted to the Company as a Managing Member of the Company), unless (A) the Managing Member obtains the prior written consent of a Majority-In-Interest of the Members (other than the Managing Member) to such assignment and admission, and
(B) such proposed assignee meets the tests set forth in Section 8.1.1(b), or 8.1.1(c), whichever is applicable. A sale of the stock of the Managing Member shall not be deemed to be an assignment of its Interest in the Company.

                          (b)     The Managing Member may not assign its
Interest in the Company, in whole or in part, to any individual (and no proposed assignee of all or a portion of the Managing Member's Interest in the Company shall be admitted to the Company as a managing member of the Company) if, in the opinion of counsel to the Company, such assignment or admission will cause the termination of the Company for federal income tax purposes.

                          (c)     The Managing Member may not assign its
Interest in the Company, in whole or in part, to any entity (and no proposed assignee of all or a portion of the Managing Member's Interest in the Company shall be admitted to the Company as a managing member of the Company) if, in the opinion of counsel to the Company, (A) such assignment or admission will cause the Company to lose its exclusion from the definition of an investment company under Section 3(c)(1) of the Investment Company Act of 1940, as amended, after such assignment or admission, (B) such proposed assignee is not qualified to do business in such states as counsel to the Company determines is necessary or advisable, or (C) such assignment or admission will cause the termination of the Company for federal income tax purposes.

                          (d)     Except in connection with an assignment
permitted by this Section 8.1, the Managing Member may not resign or withdraw as the managing member of the Company or take any action which would cause its resignation or withdrawal as the managing member of the Company.

                          (e)     Any purported assignment of all or a portion
of the Managing Member's Interest in the Company that violates any of subsections 8.1.1(a) through 8.1.1(c) above (other than as provided in Subsection (f) below) shall be null and void ab initio.

                          (f)     Notwithstanding anything to the contrary in
this Agreement, the stock of the Managing Member may be pledged by IFG to secure any IFG indebtedness without the consent of the other Members.

                   8.1.2  (a)     Upon the Incapacity or withdrawal of the
Managing Member, which pursuant to the terms of this Agreement and under the laws of the State of Delaware requires the dissolution of the Company, the Company shall be dissolved and wound up unless, within a period of 90 days from the date of the occurrence of such event, Members holding 75% of the Percentage Interests designate an individual or entity to serve as the new managing member of the Company that, in the opinion of counsel to the Company, meets the tests set forth in Section 8.1.1(a) or 8.1.1(b), whichever is applicable (the "Successor Managing Member"). In such event, the Company shall not be dissolved and wound up but shall be continued with the Successor Managing Member being admitted to the Company as its managing member and thereafter being the Managing Member for all purposes of this Agreement and with the existing Managing Member thereupon withdrawing as a managing member of the Company (the "Withdrawing Managing Member"). In such event, the Successor Managing Member shall purchase from the Withdrawing Managing Member, and the Withdrawing Managing Member shall sell to the Successor Managing Member, the Withdrawing Managing Member's Interest in the Company for a purchase price (the "Successor Purchase Price") determined in accordance with subsection (b) below.

                          (b)     The Successor Purchase Price shall be the
fair market value of the Withdrawing Managing Member's Interest in the Company as determined by agreement between the Withdrawing Managing Member and the Successor Managing Member. In the event that such an agreement has not been reached within 30 days after the designation of the Successor Managing Member, such determination shall be made by a committee consisting of three members, with one member being chosen by the Withdrawing Managing Member, one member being chosen by the Successor Managing Member, and one member being chosen by the two members so chosen. In the event that the two members so chosen fail to agree upon the appointment of a third member to the committee, then such third member shall be selected in accordance with the rules of the

American Arbitration Association. In the event that either the Withdrawing Managing Member or the Successor Managing Member fails to choose its committee member within 30 days after the other has chosen its committee member, the sole appointed member of the committee shall determine the fair market value of the Withdrawing Managing Member's Interest in the Company. The proceedings of such committee shall conform to the rules of the American Arbitration Association to the extent practicable. Such committee shall determine the fair market value of the Withdrawing Managing Member's Interest in the Company as promptly as practicable, and such committee's determination of the fair market value of the Withdrawing Managing Member's Interest in the Company shall be final and binding upon the parties hereto, the Withdrawing Managing Member, and the Successor Managing Member.

         8.2 Admission of a Managing Member. Notwithstanding the provisions of Section 8.1, no assignee of the Managing Member or other individual or entity shall be admitted as a managing member of the Company unless and until such individual or entity executes a counterpart of this Agreement and thereby assumes the rights, duties, and obligations of the Managing Member pursuant to this Agreement.

         8.3 Transfer of Membership Interests by Members other than the Managing Member.

                 8.3.1 A Member's Interest will not be assignable or transferable without the prior written consent of the Managing Member, which consent (a) will not be unreasonably withheld in the event of a proposed assignment or transfer to an Affiliate or member of the immediate family of the assignor or transferor and (b) may be granted or withheld in the Managing Member's sole discretion in all other instances. In no event will a proposed assignment or transfer be permitted if, in the opinion of counsel to the Managing Member, such an assignment or transfer would subject the Company to any additional regulatory requirements, result in the violation of any applicable law, or otherwise adversely affect the interests of the Company or any other Member. No assignee or transferee of a Member shall be admitted to the Company as a Member in the place of his assignor except in accordance with the provisions of Section 8.4. The Company shall have no obligation to recognize, or furnish information or make distributions to, any assignee or transferee of a Member who does not comply with the provisions of Section 8.4, and such assignee or transferee shall not have any rights against the Company and shall have rights only against his assignor/transferor. Any purported assignment or transfer of all or a portion of any Member's Interest in the Company that violates any of the provisions of this Section 8.3 shall be null and void ab initio.

                 8.3.2 No action of, or event affecting, a Member (other than the Managing Member) shall dissolve or terminate the Company.

                 8.3.3 Upon the death of a Member, (i) the Interest of such Member (the "Death Interest") shall descend to and vest in the heirs, legatees, or legal representatives of such Member, and (ii) all of such Member's rights and obligations under this Agreement as a Member shall descend to and vest in the heirs, legatees, or legal representatives of such Member, in each case if the Managing Member consents to the admission of such heir, legatee, or legal representative to the Company as a Member pursuant to and in compliance with the provisions of Section 8.4. If the Managing Member does not consent to such individual's or entity's admission to the Company as a Member pursuant to and in compliance with the provisions of Section 8.4, such individual or entity shall not be admitted to the Company as a Member but shall be entitled to the distributions and allocations to which a Member holding such Death Interest would be entitled.

         8.4     Substitution of Member.

                 8.4.1 No assignee (including, without limitation, any transferee, heir, legatee, or purchaser) of all or any portion of an Interest in the Company shall be admitted to the Company as a Member without the prior written consent of the Managing Member, which consent may be granted or withheld in the Managing Member's sole discretion. As a condition to the consent of the Managing Member to the admission of such an assignee of a Member to the Company as a Member, the Managing Member, in its sole discretion, may require such assignee to meet such conditions as it deems necessary or advisable in its sole discretion including, without limitation, the following:

                          (i) Accept and assume, in a writing satisfactory in form and substance to the Managing Member, the rights, duties and obligations of a Member under this Agreement;

                         (ii) Execute and deliver to the Managing Member a power of attorney as contemplated by Article XII;

                        (iii) Provide to the Company an opinion of counsel, in form and substance satisfactory to counsel to the Company, that (A) neither the offering of an Interest in the Company to such assignee, the assignment of an Interest in the Company to such assignee, nor the admission of such assignee to the Company as a Member violates any registration or other provision of any federal or state securities or other law, and
                 (B) such assignee will not be deemed to be more than one beneficial owner of securities of the Company under Section 3(c)(1) of the Investment Company Act of 1940, as amended, after such assignment and admission;

                         (iv) Execute and deliver such other documents or instruments as the Managing Member may reasonably require to effect the admission of such assignee to the Company as a Member; and

                          (v) Pay such reasonable expenses as the Company may incur in connection with such admission.

                 8.4.2 The term "Member" shall include the assignee of all or a portion of the Interest of a Member, but only if such assignee shall have been admitted to the Company as a Member (any such assignee who has been so admitted being referred to herein as a "Substitute Member").

         8.5 Amendment of Agreement. Upon the admission of a new Managing Member or a new or additional Member to the Company, the Managing Member shall promptly take such steps as may be necessary or appropriate to prepare, file, and/or record an amendment to this Agreement and, if necessary or appropriate in the sole discretion of the Managing Member, to the Certificate, to reflect such admission, and each Member agrees that his attorney-in-fact (appointed under the power of attorney delivered to the Managing Member by such Member pursuant to Article XII) may execute each such amendment on its behalf.

         8.6 Limitation on Sale or Exchange of Company Interests. Notwithstanding any other provision of this Agreement to the contrary, no sale, assignment, exchange, or other transfer of an Interest in the Company may be made (a) if the Interest sought to be sold, assigned, exchanged, or transferred, when added to the total of all other Interests in the Company sold, assigned, exchanged, or transferred within a period of 12 consecutive months prior thereto, equals or exceeds 50% of the aggregate of all Interests in the Company, or (b) if such sale, assignment, exchange, or transfer, in the opinion of counsel to the Company, will cause the Company to be subject to regulation as an investment company under the Investment Company Act of 1940, as amended. Any attempt to make any such sale, assignment, exchange, or transfer shall be null and void ab initio.

         8.7     This Article VIII is subject to the last paragraph of Section
7.1.2 hereof.


                                   ARTICLE IX

                          Dissolution, Liquidation and
                         Termination of the Membership

         9.1     Dissolution.

                 The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:

                          (i)      the expiration of its term as set forth in
                 Section 2.4;

                          (ii) the Incapacity or withdrawal of any Managing Member, or the occurrence of any other event under the Delaware Act that terminates the continued membership of any Managing Member in the Company, unless the remaining Members holding at least 75% of the Percentage Interests (x) agree in writing, within 90 days thereafter, to continue the business of the Company and, (y) if there is no other Managing Member, appoint a Successor Managing Member pursuant to Section 8.1.2;

                          (iii) upon the sale or other disposition by the
                 Company of all or substantially all of the assets it then owns;

                          (iv) an election to dissolve the Company made in writing by the Managing Member (which election may be made by the Managing Member at any time in its sole discretion);

                          (v) an election to dissolve the Company made in writing by Members (other than the Managing Member) holding at least 80% of the Percentage Interests in the Company; or

                          (vi) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 9.2 and the Certificate shall have been cancelled.

         9.2     Liquidation.

                 (a) Upon dissolution of the Company, the Managing Member or, if there is none, a Person approved by the remaining Members to act as a liquidating trustee (the "Liquidating Trustee"), shall wind up the affairs of the Company and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Company and, after paying or making provision by the setting up of reasonable reserves for all liabilities to creditors of the Company, to distribute the assets among the Members in accordance with the provisions for the making of distributions set forth in this Agreement.

                 (b) The Members shall not be responsible for restoring any negative balance in their Capital Accounts.

                 (c) The assets of the Company or the proceeds from liquidation thereof shall be distributed in the following manner:

                          (i) First, to pay or make reasonable provision to pay the liabilities and debts of the Company (including all contingent, conditional or unmatured claims and obligations, including the expenses of liquidation and including all loans made by any Member to the Company), other than liabilities for distributions to Members; and

                          (ii) Thereafter, all remaining assets or proceeds shall be paid or distributed to all Members in accordance with their Percentage interests.

                 (d) In any such liquidation, the Company may distribute to Members the assets of the Company in cash, ratably in kind or any combination thereof. Each distribution in kind of securities, assets and/or other property pursuant to Section 9.2.(c)(ii) shall be distributed based upon the Fair Market Value of such property. To the extent deemed desirable by the Managing Member or the Liquidating Trustee, distributions may be made into a liquidating trust or other appropriate entity, and reserves may be established for contingencies.

                 (e) When the Managing Member or the Liquidating Trustee has complied with the foregoing liquidation plan, the Managing Member or the Liquidating Trustee, on behalf of all Members, shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Certificate in the manner required by the Delaware Act.


                                   ARTICLE X

                                   Amendments

         10.1    Adoption of Amendments; Limitations Thereon.

                 10.1.1 Amendments of this Agreement may be proposed by (i) the Managing Member or (ii) Members holding at least 80% of the Percentage Interests. The Managing Member, on behalf of the Member or Members proposing such amendment, shall submit to all Members a verbatim statement of any such proposed amendment and identify the persons proposing it. Each such submission shall include a notice to the effect that the proposed amendment, unless the laws of the State of Delaware shall otherwise require, shall become effective (and the Managing Member shall then be authorized to file any appropriate amendment to the Certificate) if a Majority-In-Interest (unless the provision to be changed explicitly requires a greater percentage consent of the Members) and the Managing Member (if the provision to be changed explicitly requires the consent of the Managing Member) shall have consented to such proposed amendment in writing within 90 days after the mailing of such notice.

                 10.1.2 An amendment to this Agreement shall not (i) extend the term of the Company, (ii) reduce the liabilities, obligations, commitments, or responsibilities of the Managing Member, (iii) increase the liabilities or commitments of any Member not specifically consenting thereto, (iv) require any Member to make additional Capital Contributions to the Company, or (v) reduce
(A) the interest of any Member in Company items of income, gain, loss, credit, or deduction, (B) the distributions to any Member, or (C) the interest of any Member in the assets of the Company, in each case unless each Member has consented to such amendment in writing or unless such amendment, in the opinion of the Managing Member, is required in order to comply with applicable federal income tax statutes or regulations.

                 10.1.3 Notwithstanding any provision of this Agreement to the contrary, and as provided in Section 8.5, the Managing Member will be entitled to cause this Agreement to be amended to the full extent necessary to effectuate and properly reflect the admission of an additional or new Member to the Company upon the terms and conditions set forth in this Agreement.

                 10.1.4 Notwithstanding the limitations contained in Section 10.1.1, this Agreement may be amended from time to time by the Managing Member without the consent of all of the Members (i) to add to the representations, duties or obligations of the Managing Member or surrender any right or power granted to the Managing Member herein; (ii) to comply with the then existing requirements imposed by the Code or the Internal Revenue Service affecting the status of the Company as a partnership for federal income tax purposes; and
(iii) to amend Schedules A and B hereto to provide any necessary information regarding any Member or any additional or successor Members, and to reflect any change in the amount of the Capital Contributions of any Member in accordance with the terms of this Agreement.

                 10.1.5 Upon the adoption of any amendment to this Agreement, the amendment shall be executed by the Members and, if required, shall be recorded in the proper records of each jurisdiction in which recordation is necessary for the Company to conduct business or to preserve the limited liability of the Members. Any such adopted amendment may be executed by the Managing Member on behalf of the Members pursuant to the power of attorney granted in Article XII. The Managing Member shall send each Member a copy of any amendment adopted pursuant to Section 10.1.2.

         10.2 Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Article X, the Managing Member shall amend the Certificate to reflect such change if such amendment is required or if the Managing Member deem such amendment to be desirable and shall make any other filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any certificate of limited liability company or similar document of the type contemplated by Section 2.5.


                                   ARTICLE XI

                         Consents, Voting and Meetings

         11.1 Method of Giving Consent. Any Consent required by this Agreement may be given as follows:

                          (i) by a written Consent given by the approving Member at or prior to the doing of the act or thing for which the Consent is solicited, provided that such Consent shall not have been nullified by notice to the Managing Member by the approving Member at or prior to the time of, or the negative vote by such approving Member at, any meeting held to consider the doing of such act or thing; or

                          (ii) by the affirmative vote by the approving Member to the doing of the act or thing for which the Consent is solicited at any meeting called and held to consider the doing of such act or thing.

         11.2 Meetings. Any matter requiring the Consent of the Members pursuant to this Agreement may be considered at a meeting of the Members.


                                  ARTICLE XII

                               Power of Attorney

                 Each Member, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Managing Member and the then President and each Vice President of the Managing Member and the Liquidating Trustee, if any, in such capacity as Liquidating Trustee for so long as it acts as such (each is hereinafter referred to as the "Attorney"), as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, deliver, record and file (i) this Agreement and any amendment to this Agreement which has been adopted as herein provided; (ii) the original certificate of limited membership of the Company and all amendments thereto required or permitted by law or the provisions of this Agreement; (iii) all certificates and other instruments deemed advisable by the Member or the Liquidating Trustee, as the case may be, to carry out the provisions of this Agreement and applicable law or to permit the Company to continue as a limited liability company wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (iv) all instruments that the Members or the Liquidating Trustee deems appropriate to reflect a change, modification or termination of this Agreement or the Company in accordance with this Agreement;
(v) all conveyances and other instruments or papers deemed advisable by the Members or the Liquidating Trustee, including, without limitation, those to effect the dissolution and termination of the Company, including a certificate of cancellation; (vi) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Membership; and (vii) all other instruments or papers which may be required by law to be filed on behalf of the Company.

                 The foregoing power of attorney (i) is coupled with an interest, shall be irrevocable and shall survive and shall not be affected by the subsequent death, disability or Incapacity of any Member; and (ii) shall survive the delivery of an assignment by a Member of the whole or any fraction of its Interest; except that, where the assignee of the whole of such Membership has been approved by the Members for admission to the Company, as a Substituted Member, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Attorney to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.


                                  ARTICLE XIII

                Records and Accounting; Reports; Fiscal Affairs

         13.1    Records and Accounting.

                 (a) Proper and complete records and books of account of the business of the Company, including a list of the names, addresses and Interests of all Members, shall be maintained at the Company's principal place of business.

                 (b) The books and records of the Company shall be kept on an income tax basis or in accordance with generally accepted accounting principles, as the Managing Member shall elect. The accrual basis of accounting shall be followed by the Company for federal income tax purposes unless the cash method shall be allowed under the Code and the Managing

         Member shall elect to apply such accounting method. The taxable year of the Company shall be its Fiscal Year.

         13.2 Financial Statements. Commencing after the closing of the sales of the Units pursuant to the Offering, all Members will be provided annually with financial statements of the Company. including a balance sheet and the related statements of income and retained earnings and changes in financial position. The financial statements of the Company shall be accompanied by a report of an independent public accountant stating that an audit of such financial statements has been made in accordance with generally accepted accounting principles, stating the opinion of such accountant with respect to the financial statements and the accounting principles and practices reflected therein and with respect to the consistency of the application of such accounting principles, and identifying any matters to which such accountant takes exception and stating, to the extent practicable, the effect of each such exception on such financial statements. In addition, the Company shall file all federal, state, and local income tax returns and information returns, if any, which the Partnership is required to file. Within ninety (90) days after the end of each Fiscal Year, the Managing Member will cause to be delivered to each Person who was a Member at any time during such Fiscal Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal, state and local income tax returns, including a statement showing each Member's share of income, gain or loss, expense and credits for such Fiscal Year for federal income tax purposes.

         13.3 Bank Accounts. The funds of the Company held in Permitted Temporary Investments or in bank accounts shall be deposited in the name of the Company in such Permitted Temporary Investments or in such bank account or accounts as shall be designated by the Managing Member in its sole discretion. Withdrawals therefrom shall be made upon the signature of the Managing Member or of any authorized agent of the Managing Member.


                                  ARTICLE XIV

                                 Miscellaneous

         14.1    Notices.

                 (a) Any notice to a Member shall be sent to the address of such Member set forth in Schedule A hereto or such other mailing address of which such Member shall advise the Managing Member in writing. Any notice to the Company shall be sent to the principal office of the Company as set forth in Section 2.3. The Managing Member may at any time change the location of such office. Prompt notice of any such change shall be given to the Members.

                 (b)      Any notice shall be deemed to have been duly given if
         (i) sent by United States certified or registered mail, return receipt requested, when received, (ii) personally delivered or delivered by telecopy, when received, (iii) sent by United States Express Mail or overnight courier, on the second following business day, or (iv) by telegram or telex on the following business day.

         14.2 GOVERNING LAW; SEPARABILITY OF PROVISIONS. IT IS THE INTENTION OF THE PARTIES THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE AND, IN PARTICULAR, THE PROVISIONS OF THE DELAWARE ACT, SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES. IF ANY PROVISION OF THIS AGREEMENT SHALL BE HELD TO BE INVALID, THE REMAINDER OF THIS AGREEMENT SHALL NOT BE AFFECTED THEREBY.

         14.3 JUDICIAL PROCEEDINGS. ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR TO THE COMPANY'S AFFAIRS OR THE RIGHTS OR INTERESTS OF THE MEMBERS OR ANY OF THEM OR THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER ARISING DURING THE COMPANY'S TERM OR AT OR AFTER ITS TERMINATION OR DURING OR AFTER THE LIQUIDATION OF THE COMPANY (EACH OF THE FOREGOING DISPUTES, CONTROVERSIES AND CLAIMS IS HEREINAFTER REFERRED TO AS A "COMPANY DISPUTE"), SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE STATE OF NEW YORK, AND EACH OF THE PARTIES HERETO (I) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (II) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING A COMPANY DISPUTE.

         14.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties and it supersedes any prior agreement or understandings among them, oral or written. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Members relating only to the subject matter of this Agreement which are not fully expressed herein. This Agreement may not be modified or amended other than pursuant to Article XI.

         14.5 Headings, etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

         14.6 Binding Provisions. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal or legal representatives, successors and assigns of the respective parties hereto.

         14.7 No Waiver. The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

         14.8 No Right to Partition. To the extent permitted by law, and except as otherwise expressly provided in this Agreement, the Members, on behalf of themselves and their shareholders, members, heirs, executors, administrators, personal or legal representatives, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to any such property may be held.

         14.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         14.10 Reasonable Consents. Each of the Members agrees that whenever the consent of a Member is required or provided for pursuant to this Agreement (other than the consent of the Managing Member pursuant to Section 8.3.1(b), Section 8.4, or Section 10.1), such Member shall not unreasonably withhold or delay its consent.

         14.11 Tax Matters Partner. Each Member hereby appoints and designates the Managing Member as the tax matters partner (the "Tax Matters Partner"), as such term is defined in the Code and the regulations thereunder. The Tax Matters Partner is authorized to take all action on behalf of the Company and the Members permitted under the Code. The Tax Matters Partner may engage accountants or attorneys to assist the Tax Matters Partner in discharging its duties hereunder. All reasonable expenses incurred by the Tax Matters Partner in connection with any administrative proceeding before the Internal Revenue Service and/or judicial review of such proceeding, including reasonable accountants' and attorneys' fees, shall be deemed an operating expense of the Company and shall be paid by the Company.

                                   ARTICLE XV

                     Interpretation and Dispute Resolution

                 The Managing Member shall decide all issues relating to the Company, and shall have sole authority to interpret this Agreement and to resolve all ambiguities relating to the interpretation of this Agreement, in each case in such manner as it deems appropriate in its sole discretion, and all such decisions, interpretations, and resolutions made by the Managing Member shall be conclusive and shall bind all of the Members in all respects.


                                  ARTICLE XVI

                                    Release

                 As a condition to being admitted to the Company, each Member hereby fully and unconditionally releases and discharges all claims and causes of action, whether known or unknown, which it or its heirs, personal representatives, successors, or assigns ever had, now have, or hereafter may have, against any of the Company, the Managing Member, the Initial Member, IFG, their respective Affiliates, and their respective directors, officers, stockholders, partners, employees, agents, counsel, control persons, successors, and assigns, if any, on account of any matter, act, or occurrence prior to or on the date that such Member is admitted to the Company in compliance with the provisions of this Agreement that relates to the Company, the management of the Company by the Managing Member, the preparation of valuations of Balcor Securities, the purchase, sale or management of the Company's assets by the Managing Member, any extraordinary transactions by the Company, such as a merger or sale of assets, and the Member's purchase of Units.


                                  ARTICLE XVII

                                  IFG Covenant

                 IFG covenants to use its commercially reasonable best efforts to cause any Balcor Partnership Interests that may be acquired by the Company or its Subsidiaries to be transferred (whether directly or indirectly, by merger, consolidation, or otherwise) to any REIT that IFG may, in its sole discretion, directly or indirectly sponsor, control, or form in exchange for cash or equity, debt (including convertible debt) or other securities in such REIT. The terms of any such exchange will be set by IFG and the Managing Member. For the purposes of this Article XVII, IFG shall not be deemed to directly or indirectly sponsor or control the Angeles Mortgage Investment Trust.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                          Members:

                                  MAP VII ACQUISITION CORPORATION


                          By:      /s/ Andrew L. Farkas
                                  --------------------------------------------
                                  Name:   Andrew L. Farkas
                                  Title:  President



                                  INSIGNIA FINANCIAL GROUP, INC.


                          By:      /s/ Frank M. Garrison
                                  --------------------------------------------
                                  Name:    Frank M. Garrison
                                  Title:   Executive Managing
                                           Director

                                   Schedule A

                               February 29, 1996




Name of Member:                           Address of Member
---------------                           -----------------
MAP VII Acquisition Corporation           One Insignia Financial Plaza
                                          Greenville, South Carolina 29602


Insignia Financial Group, Inc.            One Insignia Financial Plaza
                                          Greenville, South Carolina 29602

                                   Schedule B

                               February  29, 1996


                                                                 Capital                Percentage
Name of Member:                                               Contribution                Interest
---------------                                               ------------              ----------
MAP VII Acquisition Corporation                                   $1.01                      1%

Insignia Financial Group, Inc.                                    $100                      99%





                                      B-1